Exhibit 16.1

October 16, 2023

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Alpine Auto Brokers Inc.

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated February 14, 2023, of Alpine Auto Brokers Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO